Exhibit 10.1

ASHFORD HOSPITALITY TRUST, INC.

14185 Dallas Parkway, Suite 1200

Dallas, Texas 75254

December 9, 2025

Mr. Stephen Zsigray

14185 Dallas Parkway, Suite 1200

Dallas, TX 75254

Re:	Retention Bonus

Dear Stephen,

In order to ensure your continued service and dedication to the future success of Ashford Hospitality Trust, Inc. (“Ashford Trust”), I am pleased to extend to you, on behalf of Ashford Trust, a retention bonus on the terms and conditions set forth in this letter agreement.

1.	Subject to the next paragraph, beginning in April 2026 and continuing thereafter through March 2029, you will receive a monthly payment of $354,166.67 (less required tax withholdings and deductions) from the escrow described in paragraph 4 below, or from Ashford Trust or Ashford Hospitality Advisors, LLC (“Ashford Hospitality”), by ACH deposit or wire on the last business day of each month (each, a “Retention Bonus Payment” and, collectively, the “Retention Bonus Payments”).

2.	You will not be entitled to receive, and will not receive, any Retention Bonus Payments after the date you terminate your employment with Ashford Hospitality Advisors, LLC (“Ashford Hospitality”) without “Good Reason” (as defined in your employment agreement with Ashford Hospitality dated to be effective as of November 1, 2025 (“Employment Agreement”) and cease serving as President and Chief Executive Officer of Ashford Trust. If your employment with Ashford Hospitality is terminated by you for “Good Reason” (as defined in your Employment Agreement) or by Ashford Hospitality for any reason, any remaining unpaid Retention Bonus Payments shall accelerate and be due and payable within thirty (30) days.

3.	If your employment with Ashford Hospitality is terminated by reason of your death of Disability and you cease serving as President and Chief Executive Officer of Ashford Trust before all the Retention Bonus Payments for which you are eligible have been paid, any remaining Retention Bonus Payments will be paid to you or, in the case of your death, to such person as you shall designate in a written notice to Ashford Trust and Ashford Hospitality referencing this letter agreement or, if no such person is designated or such person does not survive you, to your estate, at the same time such Retention Bonus Payments otherwise would have been paid to you. “Disability” for this purpose has the same meaning given to that term in your Employment Agreement.

4.	To secure payment of the Retention Bonus Payments, Ashford Trust will place the aggregate amount of the Retention Payments in escrow (less required tax withholdings and deductions), with an escrow agent and escrow agreement mutually acceptable to the parties hereto, on or after January 1, 2026 but no later than March 31, 2026 (the “Escrow Amount”). It shall not be a breach of this letter agreement for Ashford Trust to fail to escrow the full Escrow Amount by that date provided that (i) you receive the Retention Bonus Payments as and when due under paragraph 1 above and (ii) by no later than May 31, 2026, Ashford Trust places an amount in escrow equal to the Escrow Amount less any Retention Bonus Payments already paid to you through such time.

Mr. Stephen Zsigray

December 9, 2025

5.	Subject to the second sentence of this paragraph 5, Ashford Inc. guarantees payment of the Retention Bonus Payments until such time as the escrow requirements of paragraph 4 have been met or all Retention Bonus Payments have been paid. Furthermore, Ashford Inc. guarantees payment of the Retention Bonus Payments to the extent that such payments are clawed back for any reason including, without limitation, any bankruptcy of Ashford Trust; provided, however, the maximum extent of Ashford Inc.’s guarantee pursuant to this sentence shall be an amount equal to sixty percent (60%) of the aggregate total of all Retention Payments described in paragraph 1 above.

6.	This letter agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law. In the event that there is any claim or dispute arising out of or relating to this letter agreement, or the breach thereof, and you and Ashford Trust, Ashford Hospitality, and/or Ashford Inc. shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other(s) setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties to the dispute or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the you or Ashford Trust, Ashford Hospitality, and/or Ashford Inc. shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the you, one selected by Ashford Trust, Ashford Hospitality, and/or Ashford Inc., and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. No party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of any party. You and Ashford Trust, Ashford Hospitality, and Ashford Inc. submit and consent to the exclusive jurisdiction, including removal jurisdiction, of and venue in the state and federal courts located in Dallas County, Texas.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

Mr. Stephen Zsigray

December 9, 2025

If you are in agreement with the foregoing, please sign below and return a signed copy to my attention.

Sincerely,

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/Deric Eubanks
Name: Deric Eubanks
Title: Chief Financial Officer
Date: December 9, 2025

ASHFORD INC.

By:	/s/ Monty J. Bennett
Name: Monty J. Bennett
Title: Chief Executive Officer and Chairman of the Board

ACCEPTED AND AGREED:

/s/ Stephen Zsigray
Stephen Zsigray
Date: December 9, 2025